Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-3ASR (No. 333-229819) and Form S-8 (No. 333-222637) of Americold Realty Trust of our report dated July 16, 2019, relating to the consolidated financial statements of Chiller Holdco, LLC and its subsidiaries (the “Company”) as of December 31, 2018 (Successor) and 2017 (Predecessor), and for the periods from January 17, 2018 through December 31, 2018 (Successor) and January 1, 2018 through January 16, 2018 (Predecessor) and the year ended December 31, 2017 (Predecessor) (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the acquisition of the Company), appearing in this Current Report on Form 8-K of Americold Realty Trust and Americold Operating Partnership, L.P. dated July 16, 2019.

/s/ Deloitte & Touche LLP
Des Moines, Iowa
July 16, 2019